Bacterin Secures $25 Million Financing with OrbiMed

Funding provides significant flexibility to execute growth strategy

BELGRADE, Mont. Aug. 28, 2012 - Bacterin International Holdings, Inc. (NYSE Amex: BONE), a leader in the development of unique bone graft material and antimicrobial coatings for medical applications, announced the closing of a $25 million non-dilutive financing with an affiliate of OrbiMed Advisors LLC. The financing will enable Bacterin to execute its growth strategy through anticipated profitability.

Under the terms of the agreement, Bacterin initially received $20 million and has the ability to draw down an additional $5 million based upon the achievement of mutually agreed upon revenue objectives prior to December 31, 2013. The Company received net proceeds of approximately $10 million after repayment of existing indebtedness as well as other transaction related fees and expenses. Net proceeds will be used by the Company for general working capital purposes. No equity securities or warrants were issued as part of the transaction.

“Today’s funding marks an important milestone for the Company as we entered into a financing agreement with OrbiMed. With this financing, we don’t anticipate the need for additional working capital in our pursuit of achieving profitability,” said Guy Cook, Chairman and CEO of Bacterin. “OrbiMed’s recognition of Bacterin’s unique technology and strong growth profile enabled us to secure this non-dilutive financing option. The future and long-term opportunity for Bacterin products, in multi-billion dollar addressable markets, is today stronger than ever."

"We are very pleased to partner with Bacterin and offer a non-dilutive capital solution to help the Company execute its growth strategy," said Tadd Wessel, a Managing Director on the Royalty Opportunities team at OrbiMed. "Bacterin has made substantial progress with the commercialization of their biologics platform and we look forward to working with Guy and his team to help the company achieve its full potential" added Matthew Rizzo, also a Managing Director on the Royalty Opportunities team.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE Amex: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. Bacterin's strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination. For further information, please visit www.bacterin.com.

About OrbiMed

OrbiMed is the world’s largest healthcare-dedicated investment firm by net assets under management. With approximately $6 billion under management, OrbiMed invests across the entire spectrum of pharmaceutical, biotechnology and medical device companies on a worldwide basis. Investments are made through private equity funds, public equity funds, royalty funds and other investment vehicles.

Since inception of its private investment activities in 1993, OrbiMed has invested in over 140 companies across a wide range of therapeutic categories and stages of development. OrbiMed’s investment team includes over 60 experienced professionals based in New York City, San Francisco, Shanghai, Mumbai and Herzliya. OrbiMed seeks to be a capital provider of choice, bringing the global resources required to be an exceptional long term partner for building world-class healthcare companies. www.OrbiMed.com.

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Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to launch beta and full product releases, the Company's ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

INVESTOR INQUIRIES:

Hayden IR

James Carbonara, Regional Vice President, 646-755-7412

james@haydenir.com

Brett Maas, 646-536-7331

brett@haydenir.com